Exhibit (h)(3)

                           RESTATED CO-ADMINISTRATION
                        AND ACCOUNTING SERVICES AGREEMENT

         THIS AGREEMENT is made as of August 31, 2004 by and among PFPC Inc., a Massachusetts corporation ("PFPC"), National City Bank ("NCB"), a national banking association, and Armada Funds, a Massachusetts business trust (the "Fund").

WITNESSETH:

         WHEREAS,  PFPC, NCB, the Fund and Armada  Advantage Fund entered into a
co-Administration   and   Accounting   Services   Agreement  (as  amended,   the
"Agreement") on June 1, 2003;

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund wishes to continue to retain PFPC and NCB to provide co-administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and each of PFPC and NCB wishes to furnish such services; and

         WHEREAS, PFPC, NCB and the Fund wish to restate the terms of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.       DEFINITIONS. AS USED IN THIS AGREEMENT:
         ---------------------------------------

         (a)      "1933 Act" means the Securities Act of 1933, as amended.

         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

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         (d)      "CEA" means the Commodities Exchange Act, as amended.

         (e) "Co-Administrators" means PFPC and NCB, collectively, and "Co-Administrator" means PFPC or NCB, individually.

         (f) "Oral Instructions" mean oral instructions received by a Co-Administrator from an Authorized Person or from a person reasonably believed by the Co-Administrator to be an Authorized Person. A Co-Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (g)      "SEC" means the Securities and Exchange Commission.

         (h) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (i) "Shares" means the shares of beneficial interest of any series or class of the Fund.

         (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by a Co-Administrator or
                  (ii) trade instructions transmitted (and received by a Co-Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC and NCB to provide such co-administration and accounting services to each of its Portfolios as are customarily provided to investment companies in the industry, in accordance with the terms set forth in Sections 15, 16, 17 and 18 of this Agreement. Each of PFPC and NCB accepts such appointment and agrees to furnish such services.

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3.       DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will
         provide   the   Co-Administrators   with  the   following:

         (a) at a Co-Administrator's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of a Co-Administrator or its affiliates to provide services to each Portfolio and approving this Agreement;

         (b) a copy of the Fund's most recent effective registration statement;

         (c)      a copy of each Portfolio's  advisory  agreement or agreements;
                  and

         (d) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.


4.       COMPLIANCE WITH RULES AND REGULATIONS.

         Each Co-Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to it and the duties to be performed by it hereunder. Except as specifically set forth herein, a Co-Administrator assumes no responsibility for such compliance by the Fund or other entity. In addition, neither Co-Administrator assumes any responsibility for such compliance by the other Co-Administrator.

5.       INSTRUCTIONS.

         (a)      Unless    otherwise    provided   in   this    Agreement,    a
                  Co-Administrator shall act only upon Oral Instructions or Written Instructions.

         (b) A Co-Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by a Co-Administrator to be an Authorized Person) pursuant to this Agreement. A Co-Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until a Co-Administrator receives Written Instructions to the contrary.

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         (c)      The Fund  agrees  to  forward  to a  Co-Administrator  Written
                  Instructions confirming Oral Instructions (except where such Oral Instructions are given by a Co-Administrator or its affiliates) so that the Co-Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Co-Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or such
                  Co-Administrator's    ability   to   rely   upon   such   Oral
                  Instructions.

6.       RIGHT TO RECEIVE ADVICE.

         (a) ADVICE OF THE FUND. If a Co-Administrator is in doubt as to any action it should or should not take, it may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) ADVICE OF COUNSEL. If a Co-Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, it may request advice at its own cost (unless, given the matter in question, the parties agree that such cost should properly be borne by the Fund) from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or either Co-Administrator, at the option of the Co-Administrator).

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         (c)      CONFLICTING  ADVICE.  In  the  event  of  a  conflict  between
                  directions   or  advice  or  Oral   Instructions   or  Written
                  Instructions a Co-Administrator receives from the Fund and the advice it receives from counsel, a Co-Administrator may rely upon and follow the advice of counsel. In the event a Co-Administrator so relies on the advice of counsel, it shall be responsible for any action or omission on its part in
                  carrying   out   such   advice   which   constitutes   willful
                  misfeasance,  bad faith,  negligence or reckless  disregard by
                  such   Co-Administrator   of  any   duties,   obligations   or
                  responsibilities set forth in this Agreement.

         (d) PROTECTION OF THE CO-ADMINISTRATORS. A Co-Administrator shall be indemnified by the Fund and without liability for any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions a Co-Administrator receives from or on behalf of the Fund or from counsel and which a Co-Administrator believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon a Co-Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of such Co-Administrator's properly taking or not taking such action. Nothing in this subsection shall excuse a Co-Administrator when an action or omission on its part in carrying out such directions, advice, Oral Instructions or Written Instructions constitutes willful misfeasance, bad faith, negligence or reckless disregard by such Co-Administrator of any duties, obligations or responsibilities set forth in this Agreement.

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7.       RECORDS; VISITS.

         (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of a Co-Administrator shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during the relevant Co-Administrator's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the relevant Co-Administrator to. the Fund or to an Authorized Person, at the Fund's expense.

         (b)      The   Co-Administrators   shall   maintain  and  preserve  the
                  following  records:

                  (i)      all  books  and   records   with   respect   to  each
                           Portfolio's books of account;

                  (ii)     records of each Portfolio's securities  transactions;
                           and

                  (iii) all other books and records as are required to be maintained and preserved pursuant to Rules 3la-1, 31a-2 and 3la-3 under the 1940 Act in connection with the services provided hereunder.

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8.       CONFIDENTIALITY.

         (a) "Confidential Information" means all information provided by either party (the "Originating Party") and any of its affiliates to the other party (the "Receiving Party") in connection with this Agreement. Confidential Information shall include, without limitation: (i) list(s) of customer names and addresses and other customer-related information, regardless of whether the Originating Party's relationship with the customer ceases, including any nonpublic personal information as defined by federal law, including, but not limited to, the Gramm-Leach-Bliley Act, as it may be amended, any regulations promulgated thereunder and any other customer information protected by applicable state law; (ii) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, PFPC or NCB, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (iii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund, PFPC or NCB a competitive advantage over its competitors; (iv) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (v) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (vii) has been or is independently developed or obtained by the receiving party.

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         (b)      All  Confidential  Information  shall be held in the strictest confidence and will not be disclosed by either party or its representatives, except as specifically permitted by the terms hereof. Each party and its respective representatives will use the Confidential Information solely for the purposes of performing under and in compliance with the terms of this Agreement, will not use the Confidential Information for any other purpose, and will not disclose or communicate the Confidential Information, directly or indirectly, to any third party except as necessary to carry out the purpose of this Agreement. Each party further agrees that the Confidential
                  Information   will   be   disclosed   only   to  such  of  its
                  representatives   who  need  to   examine   the   Confidential
                  Information  for the purposes  described  above.  Before being
                  provided  with  any   Confidential   Information,   each  such
                  representative shall be informed of the confidential nature of the Confidential Information and shall be directed to treat the Confidential Information confidentially. Each party shall in any event be responsible for any breach of this Agreement by any representative.

         (c) Each party shall take all steps reasonably necessary to keep confidential the Confidential Information and shall take all steps reasonably necessary to assure observation of this Agreement by its representatives. All Confidential Information shall remain the exclusive property of the Originating Party or its affiliates, as applicable. Upon request by the Originating Party, the Receiving Party shall promptly surrender to the Originating Party any of the Confidential Information in the Receiving Party's possession, and shall surrender all Confidential Information to the Originating Party promptly and without request upon the termination of this Agreement. The Receiving Party will not retain any copies of the Confidential Information.

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         (d)      In  the  event   that  a   Receiving   Party  or  any  of  its
                  representatives  is requested  or required (by oral  question,
                  interrogatories,   requests  for   information  or  documents,
                  subpoenas, civil investigation or similar process) to disclose any of the Confidential Information, such Receiving Party will provide the Originating Party and its affiliates with prompt notice of such requests so that the Originating Party or its affiliates, as applicable, may seek an appropriate protective order, or if appropriate, waive compliance with the provisions of this Agreement. The Receiving Party will use its best efforts to obtain or assist the Originating Party and its affiliates in obtaining such a protective order.

         (e) Each of the parties agree that any breach or threatened breach of the provisions of this Section 8 shall cause immediate and irreparable injury to the other party for which there exists no adequate remedy at law. Accordingly, the parties hereby grant each other the right to appear at any time in any court of law and to obtain an order enjoining and/or restraining the Receiving Party from using and/or disclosing such Confidential Information except as such disclosure is permitted in this Agreement. The parties shall be bound by all provisions of such protective order and/or any determination of a court of competent jurisdiction. (f) The provisions of this Section 8 shall survive termination of this Agreement.

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9.       LIAISON WITH ACCOUNTANTS.  A Co-Administrator shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with
         respect  to  each  Portfolio.   A  Co-  Administrator  shall  take  all
         reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. CO-ADMINISTRATORS' SYSTEMS. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. NCB shall retain title to and ownership of those data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights provided by NCB in connection with the services provided by NCB to the Fund.

11. DISASTER RECOVERY. A Co-Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, such Co-Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. A Co-Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by such Co-Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

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12.      COMPENSATION.   As   compensation   for   services   rendered   by  the
         Co-Administrators during the term of this Agreement, the Fund, on behalf of its respective Portfolio, will pay to the Co-Administrators a fee or fees, and reimburse the Co-Administrators for out-of-pocket expenses, as may be agreed to in writing by the Fund and the respective Co-Administrators and attached as Exhibit B to this Agreement.

13. INDEMNIFICATION. The Fund, on behalf of its Portfolios, agrees to indemnify, defend and hold harmless each Co-Administrator and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which a Co-Administrator takes in connection with the provision of services to the Fund, provided that the Fund shall not be obligated to indemnify any such person against any liability (or any expenses incident to such liability) caused by a Co-Administrator's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of its activities under this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 13 shall survive termination of this Agreement.

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14.      RESPONSIBILITY OF THE CO-ADMINISTRATORS.

         (a) A Co-Administrator shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by the relevant Co-Administrator and the Fund in a written amendment hereto. A Co-Administrator shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement and the service level standards set forth in Exhibit D attached hereto. A Co-Administrator shall be liable only for any damages arising out of its own failure to perform its duties under this Agreement to the extent such damages arise out of its own willful misfeasance, bad faith, negligence or reckless disregard of such duties.

         (b)      Notwithstanding  anything in this  Agreement to the  contrary,
                  (i) a Co-Administrator shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control (provided such Co-Administrator has acted in accordance with the standard of care set forth above), including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) a Co-Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which a Co-Administrator reasonably believes to be genuine.

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         (c)      Notwithstanding  anything in this  Agreement to the  contrary, neither Co-Administrator nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such Co-Administrator or its affiliates.


         (d) Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by the Fund against a Co-Administrator or any of its affiliates within 24 months after the Fund became aware of the claim or the Board of Trustees of the Fund is informed of specific facts that should have alerted it that a basis for such a claim might exist.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.


         (f) The provisions of this Section 14 shall survive termination of this Agreement.

         (g) Notwithstanding anything in this Agreement to the contrary, a Co-Administrator shall have no liability either for any error or omission of the other Co-Administrator or any of their predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

15.      DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

         The Co-Administrators will perform the following accounting services with respect to each Portfolio:

         (i) Journalize investment, capital share and income and expense activities;

         (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the "Adviser");

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         (iii)    Maintain individual ledgers for investment securities;

         (iv)     Maintain historical tax lots for each security;

         (v) Reconcile cash and investment balances of the Fund with the Fund's custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

         (vi) Update the cash availability throughout the day as required by the Adviser;

         (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

         (viii) Calculate various contractual expenses (E.G., advisory and custody fees);

         (ix) Monitor the expense accruals and notify Fund management of any proposed adjustments;

         (x) Control all disbursements, authorize such disbursements and act as paying agent for such disbursements upon Written Instructions;

         (xi)     Calculate capital gains and losses;

         (xii)    Determine net income;

         (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio's investments;

         (xiv) Transmit to or make available a copy of the daily portfolio valuation to the Adviser;

         (xv)     Compute net asset value;

         (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

         (xvii) Convert and maintain historical components of equity required to complete future net asset reports.

16.      DESCRIPTION OF FINANCIAL ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

The Co-Administrators will perform the following financial administration services with respect to each Portfolio:

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         (i)      Supply various normal and customary Portfolio statistical data as requested on an ongoing basis;

         (ii) Monitor, to the extent information is available to such Co-Administrator, the accuracy of statistical information delivered to third-party statistical agencies by the Co-Administrator;

         (iii) Prepare for execution and file the Fund's Federal and state tax returns;

         (iv)     Prepare   and  file  with  the  SEC  the  Fund's   annual  and
                  semi-annual shareholder reports;

         (v) Assist in the preparation of registration statements and other filings relating to the registration of Shares;

         (vi) Monitor each Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

         (vii) Monitor each Portfolio's compliance with the 1940 Act and with disclosure included in its prospectuses and statements of additional information;

         (viii)   Assist  in  the  selection  of  and   coordinate   contractual
                  relationships and communications between the Fund and its contractual service providers;

         (ix) Monitor the Fund's compliance with the amounts and conditions of each state qualification;

         (x) Perform accounting services required for the Trustees Deferred Compensation Plan;

         (xi) With respect to PFPC only, provide employees or officers to serve as Treasurer of the Fund and to serve as such other officers as the Fund may request, subject to the agreement of PFPC;

         (xii) Prepare monthly expense budgets in accordance with Fund management specifications; and

         (xiii) Monitor indices and halted securities and communicate those issues that trigger the potential for security fair valuation in accordance with fair value pricing procedures established by the Fund's Board of Trustees.

17.      DESCRIPTION OF FAIR VALUATION SERVICES ON A CONTINUOUS BASIS.

         The Fund desires that, in accordance with the Fair Value Pricing Procedures adopted by the Board of Trustees of the Fund ("Fair Value Pricing of Foreign Securities"), PFPC use the fair value prices that are provided by a third-party pricing vendor, currently FT Interactive Data, selected by the Fund ("Pricing Vendor") in connection with certain foreign equity securities, and PFPC is willing to receive and use such fair value prices from the Pricing Vendor as follows:

         (i) PFPC has entered into an agreement with the Pricing Vendor for the Pricing Vendor to provide fair value prices for the relevant foreign equity securities ("Fair Value Prices") in accordance with Section II D of the Valuation Procedures for the Funde. Notwithstanding anything to the contrary herein, PFPC shall not be obligated to perform the services set forth in this Section 17 unless an agreement, including all relevant schedules and appendices thereto, between PFPC and the Pricing Vendor for the provision of Fair Value Prices is then-currently in effect.

         (ii) Unless the Fund directs PFPC otherwise by Written Instructions, the Fund hereby authorizes and instructs PFPC to: (a) under the circumstances set forth in Fair Value Pricing of Foreign Securities, receive from the Pricing Vendor, Fair Value Prices (in a format reasonably required by
                  PFPC) for those portfolios identified on Exhibit A hereto as international funds (the "International Funds") as the Fund may revise it from time to time; and (b) under the circumstances set forth in Fair Value Pricing of Foreign Securities, use such Fair Value Prices that it timely receives in all relevant calculations (e.g., NAV, total returns, yields, etc.) for the International Funds only; provided further that PFPC agrees to perform only the services detailed in Exhibit E hereto. The Fund shall provide PFPC with at least ten (10) business day's written notice of any change to Exhibit A. For clarification, a Portfolio shall not be considered an International Fund, and PFPC shall have no responsibility under this Section 17 with respect to any such Portfolio that is not enumerated on the then-current Exhibit A.

         (iii) The Fund understands and agrees that PFPC will not be able to employ its standard review process to the Fair Value Prices and that, absent PFPC's receipt of a Fair Value Price with a manifest error, PFPC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives. The Fund hereby assumes all responsibility for the appropriateness of the International Funds' use of Fair Value Prices. The Fund hereby represents and warrants that the Valuation Committee of the relevant International Funds has evaluated and approved the use of the Vendor's Fair Value Prices for each of the International Funds and believes such use to be consistent with (a) the Fair Value Pricing Procedures and (b) the registration statement(s) of the International Funds.

         (iv) Each of the Fund and NCB agrees not to use or permit the use of Fair Value Prices for the benefit of any Portfolio or investment vehicle not identified by this Agreement.

18.      DESCRIPTION   OF  REGULATORY  ADMINISTRATION  SERVICES  ON A CONTINUOUS
         BASIS.

         The   Co-Administrators   will   perform   the   following   regulatory
administration   services   with   respect  to  each   Portfolio:

         (i) Prepare Post-Effective Amendments to the Fund's Registration Statement, subject to review by and approval of the Fund's counsel, and coordinate with the Fund's financial printer to make such filings with the SEC;

         (ii) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-I and 17d-1
                  (d) (7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees;

         (iii) File the Fund's fidelity bond with the SEC and monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

         (iv) Draft agendas, resolutions and materials for quarterly and special Board meetings subject to review and approval by the Fund's counsel;

         (v) Coordinate the preparation, assembly and mailing of Board materials;

         (vi) Attend Board meetings (and make presentations at such meetings as appropriate) and draft minutes of such meetings (but only if requested by NCB to do so and subject to review and approval by the Fund's counsel);

         (vii) Maintain the Fund's corporate calendar to assure compliance with various SEC filing and Board approval deadlines;

         (viii)   Maintain the Fund's files; and

         (ix) Assist in monitoring regulatory developments which may affect the Fund and assist the Funds in the handling of SEC examinations.

19.      DESCRIPTION OF  DISTRIBUTION  SUPPORT  SERVICES.
         PFPC will perform the following distribution support services:

         (i) Provide marketing support services, including developing regular marketing materials; assisting with direct marketing, data warehouse, vendor review and recommendations, media planning, development and recommendations, PR coordination and event coordination and development; providing print production coordination; and assisting in the development of sales development materials by segment;

         (ii) Provide product support services, including evaluating specific product features offered within retirement, WRAP, annuity and cash management products; presenting suggestions for enhancements and potential new product development and rollout; and evaluating the Fund's share class structure;

         (iii) Provide industry research services, including providing regulatory alerts and updates as necessary; providing white papers and industry research; negotiating reduced rate subscriptions to industry publications; providing access to third-party industry research and white papers; and responding to ad hoc requests for industry research;

         (iv) Providing dealer and shareholder services, including email response support;

         (v)      Providing   inbound   teleservicing   support;   and


         (vi) In connection with the Fund's use of certain ACS products and services, the Fund instructs PFPC and PFPC agrees to provide the following data cleaning services:

                  (a) Access and review the ACS failed trade report and use good faith efforts to resolve the failed trade information by correcting and/or supplying missing data;

                  (b) Retransmit updated daily trade transmission to ACS daily by 10:00 a.m. (eastern time)(The parties acknowledge that not all failed trades may be corrected by the 10:00 cut-off time);

                  (c) Setup, delete and maintain dealer/branch/rep files within the ACS application when necessary.

                  In order  for PFPC to  perform  the above  services,  the Fund
                  shall  be  responsible   for  providing  PFPC  with  necessary
                  authorization and access to ACS applications.

20.      DURATION AND TERMINATION.

         (a) This Agreement shall be effective on the date first above written and shall continue until August 31, 2006 (the "Initial Term"). Thereafter, this Agreement shall continue automatically for successive terms of one (1) year (each, a "Renewal Term"); provided however, that this Agreement may be terminated at the end of the Initial Term or any subsequent date by the Fund or by a Co-Administrator on ninety (90) days' prior written notice to the other parties. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable and directly related trailing expenses incurred by the Co-Administrators, will be borne by the Fund.

         (b) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of PFPC to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         (c) The Fund may terminate this Agreement prior to the end of the Initial Term or any Renewal Term if PFPC fails to meet the service standards in any one category as set forth in Exhibit D to this Agreement for (i) a period of four (4) consecutive months or (ii) any six (6) months in a twelve (12) month period.

         (d) In addition, a party may terminate the Fair Value Services described in Section 17 of this Agreement on sixty (60) days' written notice to the other party. Termination of the Fair Value Services shall not terminate the Agreement.

21. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund or NCB, at National City Bank, 1900 East Ninth Street, Cleveland Ohio 44114, with a copy to W. Bruce McConnel, III, Esquire, Drinker Biddle & Reath, LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103 or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

22. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

23. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that (i) PFPC gives NCB and the Fund 30 days' prior written notice of such assignment, (ii) the assignee or delegate agrees to comply with the relevant provisions of the 1940 Act, and
         (iii) PFPC and such assignee or delegate promptly provides such information as the Fund may reasonably request and respond to such questions as the Fund may reasonably ask, relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate).

24.      COUNTERPARTS.   This   Agreement   may  be  executed  in  two  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

26.      MISCELLANEOUS.

         (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of a Co-Administrator hereunder without the prior written approval of a Co-Administrator, which approval shall not be unreasonably withheld or delayed.

          (b) Except as expressly provided in this Agreement, a Co-Administrator hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. A Co-Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

          (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of a Co-Administrator are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

          (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

          (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

          (g) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

27. SARBANES-OXLEV CERTIFICATIONS. PFPC acknowledges that it may from time to time provide certain information that is necessary to complete a report or other filing that is required to be certified by certain of the Fund's officers pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Act") and rules and regulations promulgated from time to time thereunder (each such report or other filing, a "Certified Report"). PFPC agrees that any information PFPC provides that is necessary to complete a Certified Report, to its best knowledge, will be true and complete when given. PFPC further agrees that any written representation or certification it provides to the Fund and/or the officers of the Fund in support of a certification by them to the SEC pursuant to the Act and/or any rules and regulations issued from time to time thereunder, to its best knowledge, will be true and correct and complete when given. This covenant shall survive termination of this Agreement.

28. BUSINESS TRUST. The name Armada Funds and of any investment portfolio thereof, and any reference to the "Trustees" of Armada Funds, refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of Armada Funds entered into in its name, or on behalf of any of its investment portfolios, or on behalf thereof by any of its Trustees, representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                   PFPC INC.


                                                   By:  /s/ Neal J. Andrews
                                                         Neal J. Andrews
                                                         Senior Vice President


                                                   National City Bank


                                                   By:  /s/ Kathleen T. Barr
                                                   Name: Kathleen T. Barr
                                                   Title: Senior Vice President


                                                   Armada Funds


                                                   By:  /s/ Herbert R Martens
                                                   Name: Herbert R. Martens
                                                   Title: President



PFPC INTERNAL USE:
Business Approval/Date: /s/ D.W. 10/01/04
                        -----------------

Legal Approval/Date: /s/ C. RITCH / JC
                     -----------------

                                    EXHIBIT A

         THIS EXHIBIT A, dated as of August 31, 2004 is Exhibit A to that certain Restated Co-Administration and Accounting Services Agreement dated as of August 31, 2004 among PFPC Inc., National City Bank, and Armada Funds.

                                  ARMADA FUNDS
                                   PORTFOLIOS

Money Market Fund
Government Money Market Fund
Treasury Money Market Fund
Treasury Plus Money Market Fund
Tax Exempt Money Market Fund
Ohio Municipal Money Market Fund
Pennsylvania Tax Exempt Money Market Fund
Intermediate Bond Fund
Large Cap Growth Fund
Ohio Intermediate Tax Exempt Bond Fund
Limited Maturity Bond Fund
Total Return Advantage Fund
Small Cap Value Fund
Large Cap Value Fund
Pennsylvania Intermediate Municipal Bond Fund
Bond Fund
International Equity Fund*
Small Cap Growth Fund
Large Cap Core Equity Fund
S&P 500 Index Fund
Balanced Allocation Fund*
Intermediate Tax Exempt Bond Fund
Tax Managed Equity Fund
Mid Cap Growth Fund
Government Mortgage Fund
Michigan Intermediate Municipal Bond Fund
Aggressive Allocation Fund
Conservative Allocation Fund
Mid Cap Value Fund
Small Cap Core Fund
Ultra Short Bond Fund
High Yield Bond Fund
Strategic Income Bond Fund

* An "International Fund" for purposes of Section 17 of this Agreement.

                                    EXHIBIT B

                                  FEE SCHEDULE

         Pursuant to Paragraph 12 of this Agreement, and in consideration of the services to be provided to each Portfolio, the Fund will pay PFPC and NCB annual fees to be calculated daily and paid monthly as set forth below:

 CO-ADMINISTRATION FEE:

         .07% annual fee will be calculated based upon the aggregate net assets of the Fund, payable monthly.

FAIR VALUATION SERVICES FEE:

         As  compensation  for the services  rendered by PFPC in accordance with
         Section 17 of this Agreement, the Fund will pay to PFPC a fee in the amount of $200 per month per each International Fund, plus related out-of-pocket expenses. The foregoing shall be in addition to, and not in lieu of, any other compensation payable by the Fund to PFPC under the terms of the Agreement.

OUT-OF-POCKET EXPENSES:

         The Fund will reimburse PFPC and NCB for out-of-pocket expenses incurred on the Fund's behalf, including, but not limited to, postage, telephone, telex, overnight express charges, deconversion costs, custom development costs, transmission expenses, travel expenses incurred for Board meeting attendance or other travel at the request of the Portfolios. In addition, out-of-pocket costs will include the costs to obtain independent security market quotes.

MISCELLANEOUS:

        The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion that such period bears to the full annual period.

                                    EXHIBIT C

                          PFPC DATAPATH ACCESS SERVICES


1.       PFPC SERVICES

         PFPC shall:

         (a) Provide internet access to PFPC's DataPath ("DataPath") at WWW.PFPCDATAPATH.COM or other site operated by PFPC (the "Site") for Fund portfolio data otherwise supplied by PFPC to Fund service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the "Accounting Services");

         (b) Supply each of the Authorized Persons ("Users") with a logon ID and Password;

         (c)     Provide to Users access to the information listed in subsection
                 (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Authorized Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing significant custom reports or enhancements are not included in the fees set forth in Section 12 of the Agreement and will be billed separately;

         (d) Utilize a form of encryption that is generally available to the public in the U.S. for standard internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

         (e)     Monitor  the   telephone   lines   involved  in  providing  the
                 Accounting Services and inform the Funds promptly of any malfunctions or service interruptions.

2.       DUTIES OF THE FUND, NCB AND THE USERS

         The Fund, NCB and/or the Users, as appropriate, shall:

         (a) Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

         (b) Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.       STANDARD OF CARE; LIMITATIONS OF LIABILITY

         (a) The Fund and NCB acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PFPC's provision of Accounting Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Fund and NCB agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Accounting Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC's standard of care set forth in Section 14 of the Agreement.

         (b) Without limiting the generality of the foregoing or limiting the applicability of any other provision of this Exhibit B or the Agreement, including Sections 11, 14(a) and 14(b), PFPC shall not be liable for delays or failures to perform any of the Accounting Services or errors or loss of data occurring by reason of circumstances beyond such party's control, which may include: functions or malfunctions of the internet or telecommunications services, firewalls, encryption systems or security devices.

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                                    EXHIBIT D

                                  ARMADA FUNDS
                                SERVICE STANDARDS

                (Standards shall be measured on a monthly basis)

                   FUND ACCOUNTING AND ADMINISTRATION SERVICES

CATEGORY - FUND ACCOUNTING

1. Number of Accurate NAV's Reported to the Fund's transfer agent (the "Transfer Agent") divided by the Total Number of NAV's Required to Report to the Transfer Agent (excluding Money Market Funds): 98%

         o "NAV" for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the change in the reported extended class NAV is greater than a full penny.

         o Each NAV error for a given day is treated as a single NAV error.


2. Number of accurate NAV's Reported to NASDAQ divided by Number of Total NAV's Required to be Reported to NASDAQ (excluding Money Market Funds): 98%

         o NAV for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the NAV difference is greater than a full penny.

         o Each NAV error for a given day is treated as a single NAV error.

3. Accurate and Timely Cash Availability Reports ("CAR") to the Adviser Divided by Number of Portfolios Requiring Cash Availability Reporting: 99%

         o Timely CAR means, notwithstanding any other clause to the contrary, delivery by 10:45 a.m. (Eastern Time) for all Portfolios with the except of the following Portfolios, which require delivery by 10:15 a.m. (Eastern Time):

                           S&P 500 Index Fund
                           International Equity Fund
                           Ohio Tax Exempt Bond Fund
                           Pennsylvania Municipal Bond Fund
                           Michigan Intermediate Municipal Bond Fund
                           Intermediate Tax Exempt Bond Fund

         o Accurate CAR means errors controllable by a Co-Administrator that resulted in an overdraft to the Portfolios.

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4.   Number of accurate data elements (NAVs,  yields and performance)  delivered to the website  divided by the total  number of  individual  data  elements
     delivered:                                                              98%

         o Since these extracts are system generated, a properly approved NAV would be deemed to be accurately delivered if it were subsequently realized to be calculated in error. This error would effect the calculation in # 1 above.


5. Notify the Adviser of compliance violations identified through the normal quantitative secondary compliance tests performed for each Portfolio no later than the second business day following the receipt of accurate and
     complete trade information by PFPC:                                    100%


6. Final annual and  semiannual  shareholder  reports  shall contain no material
errors:                                                                     100%

         o For purposes of this performance standard, a "material error" shall be one that requires a reprint of the report.


Note: For purposes of the foregoing calculations, the Portfolios of the Fund will be aggregated.

                          DISTRIBUTION SUPPORT SERVICES

CATEGORY - TELESERVICING:

o        85% Monthly Service Level

o PFPC will maintain an abandon call rate of 2% or less on inbound calls, counting only days on which the Funds operate under normal market conditions (100%). Normal conditions defined as an average of 75 calls a day, Monday - Friday 8:00 a.m. to 8:00 p.m. (This does not include circumstances such as above-average call volumes due to market dynamics, extreme market swings or the results of unexpected PR). PFPC will be given advanced notice (5 days or more) of any fund communications or marketing campaigns to accommodate potential increases in call volumes.

o PFPC will answer telephone calls (measured by calendar month) with an average speed to answer of 20 seconds or less, counting only days on which the Fund operates under normal market conditions. (100%)

o Email Response Rate of 100% within same business day. Contingent upon receiving all information and research needed to respond. Armada to be provided with copies of PFPC responses on a monthly basis.

o        Monitor and provide summary of 5 calls per month per primary rep.

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

o Monthly Call Log: # and nature of complaints to be provided to Armada on a Monthly basis.

o        Monthly CCQ (Call Center Quality) Scorecard


CATEGORY - MARKETING/COMMUNICATIONS

 Monthly Cycle

o PFPC will release the web and print versions of the monthly performance summary updates by the 5th business day after the month-end (this does not include time to print/distribute and depends upon correct receipt of data feeds between Fund Accounting and SySys).

o PFPC will release the web updates of the fund snapshots by the 7th business day after the month-end. Based on the release of schedule of the indices. Contingent on timely receipt of data.

o PFPC will release the fund family web updates, the web Morningstar updates and the print version of the Morningstar flyers by the 5th business day following receipt of final data from Morningstar. Turnaround contingent on timely receipt of Morningstar data.

 Quarterly Cycle

o PFPC will release the web and print versions of fund snapshots by the 7th business day after the quarter-end (this does not include time to print/distribute). Based on the release schedule of indices. Contingent on timely receipt of data.

o PFPC will release the full product guides to print (fund snapshots, S&P flyers, and overview text) by the 15th business day after the quarter-end, or within 5 business days of receipt of complete overview text and S&P data (this does not include time to print/distribute). Based on the release schedule of indices and other data elements. Contingent on timely receipt of data.


Monthly Inventory Report

o Deliver a monthly "intelligent" inventory status report for fulfillment items, marketing collateral and premium items including usage, date of piece, and related kits. PFPC will provide recommendations whether to revise, reprint or eliminate from inventory as part of this report. Contingent on RR Donnelly and Imagraphics data delivery to PFPC.

 New Marketing Projects

o PFPC will prepare a brief on all new marketing initiatives outlining the scope of the project, responsibilities, timeframes and cost. This will be delivered to Armada within 10-15 days of receipt of pertinent information from the business owner.

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 CATEGORY - NASD MARKETING REVIEW:

o Provide status update on Broker Dealer Agreements to Armada on a weekly basis based upon information received from the Fund's underwriter.

o To cause the review and submission of documents to the NASD by the Fund's underwriter. Once marketing materials are in final format they will be submitted to the NASD within 10 days of first use. (100%)

o A marketing budget report will be provided to the Fund by the 25th calendar day after the end of each month. (100%)

o ADVERTISING STANDARDS: Response times assume no more than 75 pages are under review on any one day, and assumes complete submissions with all necessary backup to render the review. If more than 75 pages under review on any day, PFPC will contact the Fund to set priorities. No material will remain outstanding for more than 7 business days. Standards will be met 95% of the time.

         Under 10 pages            2 business days
         10-25 pages               3 business days
         25+ pages                 5 business days

o        12B-1 / MARKETING BILLS:

~ Communicate with the Fund's underwriter to ensure that checks will be cut at last once a week

~        12b-1 Spreadsheet reporting status to be provided weekly

~        Monthly budget on 12b-1 and non-12b-1 expenses

o        NASD Training: To be provided annually on site at NCB.

CATEGORY - STRATEGIC RESEARCH AND PLANNING

o Research Standards: All Fund research requests will be made in writing by the project owner to the head of research. A follow-up call will be made by PFPC to the project owner to define parameters of the project in detail. A project assessment of resources and scope will be made to the client within 5 business days following the initial discussion. Each item will be documented on the PIC report and prioritized by the Fund. Actual completion dates will be based on priorities in queue.

                                                                              33
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                                    EXHIBIT E


Services to be performed by PFPC in accordance with the procedures outlined in the Fund's valuation procedures entitled "Fair Value Pricing of Foreign Securities" (the "Valuation Procedures") shall be limited to the following:

         o        Daily calculation and monitoring of the "trigger"

         o        Use   the   appropriate   futures   contract   for   "trigger"
                  calculations based on the timeline in Exhibit A to the Valuation Procedures

         o Communicate to the Fund whenever the "trigger" is met, and calculate and release a "Fair Value NAV"

         o If the trigger has been met and Fair Value Prices timely received, PFPC will also calculate whether the percentage change from that day's price for such security versus the Fair Valued Price exceeds the established threshold (currently, ten percent or one penny per share). If percentage change exceeds the threshold, PFPC will promptly inform the Fund.

         o Store and maintain records as detailed under the section entitled "Storage and Maintenance of records" of the Valuation Procedures.

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